SUB-ITEM 77M
Mergers

Nuveen Massachusetts Municipal Bond Fund, a series of Nuveen Multistate Trust II
811-07755


On November 18, 2011 the above-referenced fund was the surviving fund in a reorganization. All of the assets of the Nuveen Massachusetts Municipal Bond Fund 2 were transferred to the Nuveen Massachusetts Municipal Bond
Fund. The circumstances and details of the reorganization are contained in the N-14 filing on August 25, 2011, accession number 0001193125-11-231192, which materials are herein incorporated by reference.